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REGISTRATION NO. 333-

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ROBERT HALF INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware	94-1648752
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2884 Sand Hill Road, Suite 200 Menlo Park, California	94025
(Address of Principal Executive Offices)	(Zip Code)

STOCK OPTION PLAN FOR FIELD EMPLOYEES

(Full title of the plan)

Steven Karel
Vice President and General Counsel
Robert Half International Inc.
2884 Sand Hill Road, Suite 200
Menlo Park, California 94025
(Name and address of agent for service)

(650) 234-6000

(Telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock	4,000,000 Shares	$18.445(a)	$73,780,000	$6,787.76

(a)
Determined in accordance with Rule 457(h) under the Securities Act of 1933, based upon the high and low sales prices of the registrant's Common Stock on the New York Stock Exchange on August 23, 2002.

PART I

        The information required by the Note to Part I of Form S-8 to be sent or given to employees as specified by Rule 428(b)(1) has not been included with this filing in accordance with such Note.

PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents are incorporated by reference in this Registration Statement:

        (a)  The Company's latest Annual Report on Form 10-K;

        (b)  All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above;

        (c)  The description of the Company's Common Stock contained in a registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing (except that no documents shall be deemed to be incorporated by reference if filed after the filing of a post-effective amendment which deregisters securities then remaining unsold).

        On July 16, 2002, the Company engaged PricewaterhouseCoopers LLP as its independent accountant replacing Arthur Andersen LLP ("Andersen"). The Company's consolidated statements of financial position as of December 31, 2001 and December 31, 2000, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001 incorporated by reference in this registration statement have been audited by Andersen, as stated in their report dated January 18, 2002, which is incorporated by reference herein. After reasonable efforts, the Company has been unable to obtain Andersen's consent to the incorporation by reference in this registration statement of their report on the financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2001. Under these circumstances, Rule 437a under the Securities Act of 1933, as amended (the "Securities Act"), permits the Company to dispense with the requirement to file such written consent. The absence of such consent will limit recovery by investors on certain claims. In particular, and without limitation, investors may not be able to assert claims against Andersen under Section 11 of the Securities Act. In addition, the ability of Andersen to satisfy any claims (including claims arising from Andersen's provision of auditing and other services to the Company) may be limited as a practical matter due to recent events regarding Andersen.

ITEM 4. DESCRIPTION OF SECURITIES.

        Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors and officers under the terms and circumstances described therein. The Restated Certificate of Incorporation of the Company provides that each director, officer and employee of the Company shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law against all expenses, liabilities and losses incurred or suffered by such individual in his capacity as director, officer or employee. The right to indemnification contained in the Restated Certificate of Incorporation includes the right, subject to the conditions contained therein, to be reimbursed for expenses in advance of the final disposition of any action, suit or proceeding. The

Registrant has entered into Indemnification Agreements with each of its directors and certain executive officers (the form of which Indemnification Agreements was approved by the Company's stockholders in May 1989) that provide, among other things, for (a) indemnification, under the terms and circumstances described in the Indemnification Agreements, to the fullest extent not prohibited by applicable law, against any and all expenses and liabilities resulting from service with the Company and (b) advancement to the individual of expenses reasonably incurred in connection with any threatened or actual action, suit or proceeding in which such individual is involved by reason of having been a director, officer, or employee. The Company has insured its directors and officers against certain liabilities and has insurance against certain payments which it may be obligated to make to such persons pursuant to the indemnification provisions of its Restated Certificate of Incorporation or pursuant to the Indemnification Agreements described above.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

ITEM 8. EXHIBITS.

Number	Exhibit
5	Opinion of Counsel
23	Consent of Counsel (contained in Exhibit 5)

ITEM 9. UNDERTAKINGS.

        (a)  The undersigned registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (unless the information required to be included in a post-effective amendment by this paragraph is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement);

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (unless the information required to be included in a post-effective amendment by this paragraph is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement);

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on August 23, 2002.

ROBERT HALF INTERNATIONAL INC (REGISTRANT)
By:	/s/ M. KEITH WADDELL M. Keith Waddell Vice Chairman and Chief Financial Officer (Principal Financial and Accounting Officer)

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harold M. Messmer, Jr. and M. Keith Waddell, jointly and severally, his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons and in the capacities and on the dates indicated.

Name	Title	Date

/s/ HAROLD M. MESSMER, JR. Harold M. Messmer, Jr.	Chairman, Chief Executive Officer and a Director (Principal Executive Officer)	August 23, 2002
/s/ ANDREW S. BERWICK, JR. Andrew S. Berwick, Jr.	Director	August 23, 2002
/s/ FREDERICK P. FURTH Frederick P. Furth	Director	August 23, 2002
/s/ EDWARD W. GIBBONS Edward W. Gibbons	Director	August 23, 2002
/s/ THOMAS J. RYAN Thomas J. Ryan	Director	August 23, 2002
/s/ J. STEPHEN SCHAUB J. Stephen Schaub	Director	August 23, 2002
/s/ M. KEITH WADDELL M. Keith Waddell	Vice Chairman, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	August 23, 2002

INDEX TO EXHIBITS

Number	Exhibit	Sequentially Numbered Page
5	Opinion of Counsel
23	Consent of Counsel (contained in Exhibit 5)

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PART I
PART II
SIGNATURES
INDEX TO EXHIBITS